Morgan Stanley Emerging Markets Domestic Debt
Fund
Item 770- Transactions effected pursuant to Rule
10f-3


Securities Purchased:  Provincia de Cordoba
7.125% due 6/10/2021
Purchase/Trade Date:	6/3/2016
Offering Price of Shares: $100.000
Total Amount of Offering: $725,000,000
Amount Purchased by Fund: $3,672,000
Percentage of Offering Purchased by Fund: 0.506%
Percentage of Fund's Total Assets: 0.61%
Brokers:  J.P. Morgan; Morgan Stanley; Banco de
Cordoba; Puente
Purchased from: JP Morgan
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*: YES
Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%:
YES
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities: YES
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one NRSRO.